Exhibit 99

Eaton Reports Second Quarter Earnings Per Share of $1.33

Strong Operating Cash Flow of $469 Million
Raising Midpoint of Earnings Per Share Guidance for 2010 by 12 Percent
Increasing Quarterly Dividend by 16 Percent

CLEVELAND--(BUSINESS WIRE)--July 21, 2010--Diversified industrial manufacturer (NYSE:ETN) today announced net income per share of $1.33 for the second quarter of 2010. This compares to net income per share of $0.17 in the second quarter of 2009. Sales in the quarter were $3.38 billion, 16 percent above the second quarter of 2009. Net income was $226 million compared to $29 million in 2009.

Net income in both periods included charges for integration of acquisitions. Before these acquisition integration charges, operating earnings per share in the second quarter of 2010 were $1.36 compared to $0.23 per share in 2009, and operating earnings were $232 million compared to $39 million in 2009.

Alexander M. Cutler, Eaton chairman and chief executive officer, said, “Our earnings in the second quarter substantially exceeded our expectations for the quarter, driven primarily by stronger end markets. Our sales in the second quarter were 9 percent higher than in the first quarter of 2010, reflecting the continued expansion in our markets around the world. While the debt problems in Europe are likely to slow the rate of growth in some European markets, and the rate of economic growth in China has moderated slightly, we anticipate solid global growth continuing during the second half of the year.

“Sales in the second quarter increased 16 percent compared to the second quarter of 2009,” said Cutler. “The 16 percent sales growth was comprised of 12 percent growth in end markets and 4 percent outgrowth, with no impact from foreign exchange.

“We are pleased with our 12.2 percent segment operating margin in the second quarter, representing a 1.0 percentage point improvement over the first quarter,” said Cutler.

“Our operating cash flow for the quarter was $469 million, and our free cash flow was $405 million,” said Cutler. “We now believe that our operating and free cash flow for 2010 will be stronger by $50 million than our previous estimates.

“In light of our strong second quarter results and our improved outlook for the balance of the year, we are increasing our quarterly dividend by 16 percent, from $0.50 per share to $0.58 per share,” said Cutler.

“As we survey our end markets, the year is shaping up to be better than we had forecast in April,” said Cutler. “We now anticipate our overall end markets will grow by 8 percent versus our earlier forecast of 6 percent.

“We anticipate net income per share for the third quarter of 2010 to be between $1.25 and $1.35,” said Cutler. “Operating earnings per share for the third quarter, which exclude charges to integrate our recent acquisitions, are anticipated to be between $1.30 and $1.40. Our outlook anticipates slightly higher sales in the third quarter over the second quarter, offset by a higher tax rate.

“We are raising our guidance for the full year. We now anticipate 2010 net income per share of between $4.75 and $4.95, and 2010 operating earnings per share of between $4.90 and $5.10. This full-year guidance includes the recognition of $0.14 per share of tax expense in the first quarter associated with Medicare Part D,” said Cutler.

Business Segment Results

Second quarter sales for the Electrical Americas segment were $894 million, up 1 percent compared to 2009. Operating profits in the second quarter were $120 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $121 million, down 17 percent from results in 2009.

“End markets for our Electrical Americas segment declined 2 percent during the second quarter,” said Cutler. “Our late-cycle non-residential markets declined about 17 percent in the quarter, while we saw continued growth in our early-cycle businesses and the start of recovery in our mid-cycle businesses.

“Our bookings in the Electrical Americas segment, adjusted for foreign exchange, increased 27 percent compared to the second quarter of 2009,” said Cutler. “We now anticipate markets in our Electrical Americas segment will decline just 1 percent for the full year, as the recovery in our early- and mid-cycle markets and the benefits from stimulus programs have offset the decline in the non-residential market.

“We were pleased to complete in mid-July the acquisition of EMC Engineers, an energy engineering and services company based in Denver that delivers energy efficiency solutions for a wide range of governmental and commercial customers,” said Cutler.

“During the second quarter, we won a contract to design and install a turnkey solar photovoltaic system at the New Mexico Veterans Affairs Health Care System. The scope of the $20 million contract includes designing and installing a 3.2 megawatt photovoltaic system throughout the site,” said Cutler.

Sales for the Electrical Rest of World segment were $665 million, an increase of 12 percent compared to the second quarter of 2009. The sales increase was comprised of a 15 percent increase in core sales and 1 percent growth from acquisitions, offset by a 4 percent decline due to foreign currency.

The segment reported operating profits of $60 million. Excluding acquisition integration charges of $7 million during the quarter, operating profits totaled $67 million compared to $26 million in the second quarter of 2009.

“Our bookings for the Electrical Rest of World segment, adjusted for foreign exchange and acquisitions, increased 23 percent in the quarter,” said Cutler. “Our markets in the second quarter grew 6 percent, with European electrical markets increasing 5 percent and Asian markets growing 8 percent. For all of 2010, we are maintaining our forecast that markets in our Electrical Rest of World segment will grow 6 percent.

“We are pleased with the 10.1 percent operating margin we achieved in the Electrical Rest of World segment,” said Cutler.

Hydraulics segment sales were $568 million, up 34 percent compared to the second quarter of 2009. Global hydraulics markets were up 34 percent in the quarter, with U.S. markets up 40 percent and non-U.S. markets up 30 percent. Operating profits in the second quarter were $77 million compared to $14 million in the second quarter of 2009.

“The global hydraulics markets in the second quarter continued the strong rebound we saw in the first quarter,” said Cutler. “Our bookings, adjusted for foreign exchange, increased 69 percent in the second quarter. We believe hydraulics markets will show further growth over the balance of the year. As a result, we now believe global hydraulics markets for all of 2010 will increase by 26 percent, considerably stronger than our previous growth expectations.

“Our operating margin of 13.6 percent represented a significant step up from our 11.0 percent margin in the first quarter,” said Cutler.

“During the quarter we signed a global strategic alliance with Linde Hydraulics of Germany,” said Cutler. “The strategic alliance adds important products to our product offerings and capitalizes on the distribution capabilities of both companies.”

Aerospace segment sales were $370 million, 9 percent below the second quarter of 2009. Aerospace markets were down 1 percent compared to the second quarter of 2009.

Operating profits in the second quarter were $48 million. Excluding acquisition integration charges of $1 million during the quarter, operating profits were $49 million, a decline of 33 percent compared to the second quarter of 2009.

“Aerospace bookings grew 28 percent during the second quarter, adjusted for foreign exchange, reflecting improved conditions at OEs and in the aftermarket,” said Cutler. “We are maintaining our forecast that the global aerospace market will be down 1 percent in 2010.

“We signed a joint venture agreement in mid-July with a subsidiary of Commercial Aircraft Corporation of China (COMAC) to design, develop, manufacture, and support fuel and conveyance systems for the commercial aerospace market, starting with the COMAC C919 single-aisle program,” said Cutler. “The value of the C919 conveyance system is estimated at $1.8 billion over the anticipated 2,500 units to be produced during the life of the program.

“We also signed a letter of intent in mid-July to supply cockpit panel assemblies and the dimming control system for the C919 program,” said Cutler. “The total value of the assemblies and control system is estimated to exceed $425 million over the life of the program.”

The Truck segment posted sales of $492 million in the second quarter, up 53 percent compared to 2009. Truck production in the second quarter was up 28 percent, with U.S. markets up 32 percent and non-U.S. markets up 24 percent. The segment reported operating profits of $59 million.

“We expect truck production in the second half to increase compared to the first half,” said Cutler. “Demand in NAFTA for Class 8 trucks is beginning to improve, as freight growth and the aging truck fleet are finally starting to generate an increase in truck orders. For all of 2010, we now anticipate our Truck markets will increase by 23 percent, stronger than our earlier expectations.

“Our margin of 12.0 percent in the second quarter was strong in light of the still very low NAFTA truck production levels,” said Cutler.

The Automotive segment posted second quarter sales of $389 million, up 44 percent from the second quarter of 2009. Global automotive markets were up 34 percent with U.S. markets up 73 percent and non-U.S. markets up 15 percent. The segment reported operating profits of $39 million.

“Automotive production in the U.S. continued at about the same level as in the first quarter, as inventory rebuilding continued,” said Cutler. “We anticipate U.S. production will be slightly lower in the second half, since inventory levels are now close to normal. For all of 2010, we now anticipate global automotive markets will grow by 17 percent, slightly higher than our previous forecast.”

Eaton Corporation is a diversified power management company with 2009 sales of $11.9 billion. Eaton is a global technology leader in electrical components and systems for power quality, distribution and control; hydraulics components, systems and services for industrial and mobile equipment; aerospace fuel, hydraulics and pneumatic systems for commercial and military use; and truck and automotive drivetrain and powertrain systems for performance, fuel economy and safety. Eaton has approximately 70,000 employees and sells products to customers in more than 150 countries. For more information, visit www.eaton.com.

Notice of conference call: Eaton’s conference call to discuss its second quarter results is available to all interested parties as a live audio webcast today at 10 a.m. Eastern time via the microphone on the right side of Eaton’s home page. This news release can be accessed under its headline on the home page. Also available on the website prior to the call will be a presentation on second quarter results, which will be covered during the call.

This news release contains forward-looking statements concerning our third quarter 2010 sales and tax rate, our third quarter and full year 2010 net income per share and operating earnings per share, and our worldwide markets. These statements should be used with caution and are subject to various risks and uncertainties, many of which are outside the company’s control. The following factors could cause actual results to differ materially from those in the forward-looking statements: unanticipated changes in the markets for the company’s business segments; unanticipated downturns in business relationships with customers or their purchases from us; the availability of credit to customers and suppliers; competitive pressures on sales and pricing; increases in the cost of material and other production costs, or unexpected costs that cannot be recouped in product pricing; the introduction of competing technologies; unexpected technical or marketing difficulties; unexpected claims, charges, litigation or dispute resolutions; strikes or other labor unrest; the impact of acquisitions and divestitures; unanticipated difficulties integrating acquisitions; new laws and governmental regulations; interest rate changes; stock market and currency fluctuations; and unanticipated deterioration of economic and financial conditions in the United States and around the world. We do not assume any obligation to update these forward-looking statements.

Financial Results

The company’s comparative financial results for the three months and six months ended June 30, 2010 are available on the company’s website, www.eaton.com.

EATON CORPORATION
COMPARATIVE FINANCIAL SUMMARY

	Three months ended		Six months ended
	June 30		June 30
(Millions except for per share data)	2010	2009	2010	2009

Net sales	$3,378	$2,901	$6,481	$5,714
Income (loss) before income taxes	251	30	438	(33)
Net income (loss)	$229	$31	$385	$(21)
Adjustment of net income (loss) for noncontrolling interests	(3)	(2)	(4)
Net income (loss) attributable to common shareholders	$226	$29	$381	$(21)

Net income (loss) per common share - diluted	$1.33	$.17	$2.24	$(.13)
Average number of common shares outstanding - diluted	170.2	167.6	169.9	166.2

Net income (loss) per common share - basic	$1.35	$.17	$2.27	$(.13)
Average number of common shares outstanding - basic	167.4	166.9	167.2	166.2

Cash dividends paid per common share	$.50	$.50	$1.00	$1.00

Reconciliation of net income (loss) attributable to common shareholders to operating earnings
Net income (loss) attributable to common shareholders	$226	$29	$381	$(21)
Excluding acquisition integration charges (after-tax)	6	10	12	24
Operating earnings	$232	$39	$393	$3

Net income (loss) per common share - diluted	$1.33	$.17	$2.24	$(.13)
Per share impact of acquisition integration charges (after-tax)	.03	.06	.07	.14
Operating earnings per common share	$1.36	$.23	$2.31	$.01

See accompanying notes.

EATON CORPORATION
STATEMENTS OF CONSOLIDATED INCOME

	Three months ended		Six months ended
	June 30		June 30
(Millions except for per share data)	2010	2009	2010	2009

Net sales	$3,378	$2,901	$6,481	$5,714

Cost of products sold	2,387	2,189	4,588	4,363
Selling & administrative expense	604	554	1,191	1,112
Research & development expense	103	95	204	193
Interest expense-net	34	41	69	78
Other (income) expense-net	(1)	(8)	(9)	1
Income (loss) before income taxes	251	30	438	(33)
Income tax expense (benefit)	22	(1)	53	(12)
Net income (loss)	229	31	385	(21)
Adjustment of net income (loss) for noncontrolling interests	(3)	(2)	(4)
Net income (loss) attributable to common shareholders	$226	$29	$381	$(21)

Net income (loss) per common share - diluted	$1.33	$.17	$2.24	$(.13)
Average number of common shares outstanding - diluted	170.2	167.6	169.9	166.2

Net income (loss) per common share - basic	$1.35	$.17	$2.27	$(.13)
Average number of common shares outstanding - basic	167.4	166.9	167.2	166.2

Cash dividends paid per common share	$.50	$.50	$1.00	$1.00

See accompanying notes.

EATON CORPORATION
BUSINESS SEGMENT INFORMATION

	Three months ended		Six months ended
	June 30		June 30
(Millions)	2010	2009	2010	2009
Net sales
Electrical Americas	$894	$881	$1,696	$1,740
Electrical Rest of World	665	595	1,273	1,139
Hydraulics	568	425	1,058	855
Aerospace	370	409	746	827
Truck	492	321	945	613
Automotive	389	270	763	540
Total net sales	$3,378	$2,901	$6,481	$5,714

Segment operating profit (loss)
Electrical Americas	$120	$144	$225	$250
Electrical Rest of World	60	16	102	10
Hydraulics	77	14	131	20
Aerospace	48	70	97	141
Truck	59	(3)	105	(37)
Automotive	39	(19)	81	(65)
Total segment operating profit	403	222	741	319

Corporate
Amortization of intangible assets	(43)	(42)	(88)	(84)
Interest expense-net	(34)	(41)	(69)	(78)
Pension & other postretirement benefits expense	(29)	(92)	(61)	(139)
Stock option expense	(2)	(6)	(7)	(13)
Other corporate expense-net	(44)	(11)	(78)	(38)
Income (loss) before income taxes	251	30	438	(33)
Income tax expense (benefit)	22	(1)	53	(12)
Net income (loss)	229	31	385	(21)
Adjustment of net income (loss) for noncontrolling interests	(3)	(2)	(4)
Net income (loss) attributable to common shareholders	$226	$29	$381	$(21)

See accompanying notes.

EATON CORPORATION
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30,	December 31,
(Millions)	2010	2009

Current assets
Cash	$249	$340
Short-term investments	538	433
Accounts receivable	2,126	1,899
Inventories	1,386	1,326
Deferred income taxes & other current assets	563	526
Total current assets	4,862	4,524

Property, plant & equipment-net	2,270	2,445
Goodwill	5,125	5,435
Other intangible assets	2,203	2,441
Deferred income taxes & other long-term assets	1,467	1,437
Total assets	$15,927	$16,282

Current liabilities
Short-term debt	$93	$113
Current portion of long-term debt	5	5
Accounts payable	1,229	1,057
Accrued compensation	350	256
Other current liabilities	1,321	1,258
Total current liabilities	2,998	2,689

Long-term debt	3,378	3,349
Pension liabilities	1,217	1,586
Other postretirement benefits liabilities	753	754
Deferred income taxes & other long-term liabilities	971	1,086

Equity
Eaton shareholders' equity	6,570	6,777
Noncontrolling interests	40	41
Total equity	6,610	6,818
Total liabilities & equity	$15,927	$16,282

See accompanying notes.

EATON CORPORATION
NOTES TO THE SECOND QUARTER 2010 EARNINGS RELEASE

Millions of dollars unless indicated otherwise (per share data assume dilution)

Acquisitions of Businesses

In 2009, Eaton acquired one business and entered into a joint venture. The Statements of Consolidated Income include the results of these businesses from the dates of the transactions. These transactions are summarized below:

Acquired business	Date of acquisition	Business segment	Annual sales
Micro Innovation Holding AG	September 1,	Electrical	$33 for 2008
A Switzerland-based manufacturer of human	2009	Rest of
machine interfaces, programmable logic		World
controllers and input/output devices.
Eaton acquired the remaining shares to
increase its ownership from 50% to 100%.

SEG Middle East Power Solutions & Switchboard Manufacture LLC	July 2, 2009	Electrical Rest of	$10 for 2008
A 49%-owned joint venture in Abu Dhabi		World
that manufactures low voltage switchboards
and control panels assemblies for use in the
Middle East power generation and industrial
markets.

Acquisition Integration Charges

In 2010 and 2009, Eaton incurred charges related to the integration of acquired businesses. These charges, which consisted of plant consolidations and integration, were recognized as expense as incurred. A summary of these charges follows:

	Three months ended June 30
	Acquisition				Operating profit (loss)
	integration		Operating profit (loss)		excluding acquisition
	charges		as reported		integration charges
	2010	2009	2010	2009	2010	2009
Electrical Americas	$1	$2	$120	$144	$121	$146
Electrical Rest of World	7	10	60	16	67	26
Hydraulics			77	14	77	14
Aerospace	1	3	48	70	49	73
Truck			59	(3)	59	(3)
Automotive			39	(19)	39	(19)
	$9	$15	$403	$222	$412	$237
After-tax charges	$6	$10
Per common share	$.03	$.06
	Six months ended June 30
	Acquisition				Operating profit (loss)
	integration		Operating profit (loss)		excluding acquisition
	charges		as reported		integration charges
	2010	2009	2010	2009	2010	2009
Electrical Americas	$2	$3	$225	$250	$227	$253
Electrical Rest of World	14	26	102	10	116	36
Hydraulics		1	131	20	131	21
Aerospace	2	5	97	141	99	146
Truck			105	(37)	105	(37)
Automotive		1	81	(65)	81	(64)
	$18	$36	$741	$319	$759	$355
After-tax charges	$12	$24
Per common share	$.07	$.14

Charges in 2010 were related primarily to Moeller and Phoenixtec. Charges in 2009 were related primarily to Integrated Hydraulics, Kirloskar, Moeller, Phoenixtec and Argo-Tech. These charges were included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Workforce Reduction Charges

Eaton took significant actions in 2009 to reduce its workforce in response to the severe economic downturn. The reductions totaled approximately 17% of the full-time workforce. These actions resulted in the recognition of severance and pension and other postretirement benefits expense of $69 in the second quarter of 2009 and $134 in the first half of 2009. These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges reduced Operating profit of the related business segment.

Pension and Other Postretirement Benefits Expense

Due to limitations imposed by the Pension Protection Act on pension lump sum distributions, Eaton’s U.S. Qualified Pension Plan became restricted in 2009 from making 100% lump sum payments. As a result, the plan experienced a significant increase in lump sum payments in 2009 before the limitation went into effect. Total pension settlement expense was $51 in the second quarter of 2009 and $69 in the first half of 2009, most of which was attributable to the U.S. pension plans. A portion of the increase was attributable to the workforce reduction in 2009.

As a result of the workforce reduction in 2009, curtailment expense related to pension plans of $14 was recognized in the second quarter of 2009 and $18 in the first half of 2009. The curtailment expense included recognition of the change in the projected benefit obligation, as well as recognition of a portion of the unrecognized prior service cost.

These charges were primarily included in the Statements of Consolidated Income in Cost of products sold or Selling & administrative expense, as appropriate. In Business Segment Information, the charges were included in Pension & other postretirement benefits expense.

Income Taxes

During the second quarter of 2010 and the first half of 2010, income tax expense of $22 and $53, respectively, was recognized (an effective tax rate of 9.0% in the second quarter and 12.2% in the first half of 2010) compared to income tax benefits of $1 and $12 in the second quarter of 2009 and the first half of 2009, respectively (a tax benefit rate of 4.8% in the second quarter and 36.6% for the first half of 2009). Income tax expense for the first half of 2010 included a non-cash, one-time charge of $23 ($0.14 per common share) that was recorded in the first quarter of 2010 to reflect the impact of the Health Care Reform and Education Reconciliation Act on taxation associated with Medicare Part D. Without this one-time charge, income tax expense of $30 (an effective tax rate of 6.9%) would have been recognized in the first half of 2010. Income tax expense for the first half of 2010 also reflected a benefit associated with the successful resolution of international tax audit issues; the recognition of state and local income tax attributes involving tax loss carryforwards, tax credits and other temporary differences; the recognition of international tax incentives; and the recognition of other international tax benefits.

Reconciliation of Non-GAAP Financial Measures

This earnings release discloses operating earnings, operating earnings per common share, and operating profit (loss) before acquisition integration charges for each business segment, each of which excludes amounts that differ from the most directly comparable measure calculated in accordance with generally accepted accounting principles (GAAP). A reconciliation of each of these financial measures to the most directly comparable GAAP measure is included in this earnings release in the Comparative Financial Summary or in the notes to the earnings release. Management believes that these financial measures are useful to investors because they exclude transactions of an unusual nature, allowing investors to more easily compare Eaton's financial performance period to period. Management uses this information in monitoring and evaluating the on-going performance of Eaton and each business segment.

CONTACT:
Eaton Corporation
Kelly Jasko, 216-523-5304
kellymjasko@eaton.com
or
William Hartman, 216-523-4501